EXHIBIT 99.2

                                  RISK FACTORS

         Each of the factors set forth below could, directly or indirectly, affect the Company's results of operations and financial condition. Capitalized terms that are not defined herein shall have the meaning ascribed in the Annual Report on Form 10-K of the Company to which this Exhibit relates.

         PREPAYMENT RISK. Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchases, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates generally will be positively affected and the yield on residuals generally will be negatively affected.

         LIQUIDITY RISK. As a result of the risks associated with subordinate and residual interests in mortgage-related securities, and because they generally are unrated or rated non-investment grade, such securities generally are traded less frequently than investment-grade securities and may not provide holders thereof with liquidity of investment.

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VALUE AND REVENUES OF REAL ESTATE  DEPENDENT ON CONDITIONS  BEYOND THE COMPANY'S
CONTROL

         GENERAL. Investment in underperforming real estate is subject to varying degrees of risk which are generally incident to the ownership of real property. Revenues may be adversely affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future laws and regulations, including without limitation those dealing with zoning, the environment, access by disabled persons and taxation, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of nature, including earthquakes, hurricanes and other natural disasters, acts of war and other factors which are beyond the control of the Company. Revenues also may be affected by problems experienced by lessees, which may weaken their financial condition and result in failure to make rental payments when due. At any time, a lessee of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of the lessee's lease and thereby cause a reduction in cash flow available for distribution to the Company. As a result of the foregoing factors, no assurances can be given that the fair market value and/or revenues of the

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Company's investments in real estate will not decrease in the future or that the
Company will be able to vary its real estate portfolio in response to changes in economic or other conditions.

         VALUE AND REVENUES OF REAL ESTATE DEPENDENT IN PART ON EXTERNAL MANAGEMENT. The value and revenues of underperforming real estate acquired by the Company is dependent in part upon the ability of the Manager to operate the real estate in a manner which is sufficient to maintain or increase revenues in excess of operating expenses and debt service requirements, which will be affected by many of the risks which are inherent in investments in real estate and over which the Company has no control. The underperforming real estate acquired by the Company to date generally has had significant amounts of unleased space or restrictive or below market rents in place. As part of its initial repositioning of a property after an acquisition, the Company, in addition to making any necessary capital expenditures, generally pursues a policy of replacing some existing tenants with tenants which have higher lease payments and/or a higher probability of expansion and renewal. Although this strategy may adversely affect tenant retention rates in the early years of ownership of a property, management believes that the strategy will be beneficial to the Company in the long term. There can be no assurance, however, that the Company's tenant retention rate will increase as each property is repositioned or stabilized or that the net present value of new or renewed leases will substantially exceed the net present value of leases with existing tenants.

         GEOGRAPHIC CONCENTRATION OF REAL ESTATE SUBJECT TO LOCAL MARKET RISK. Geographic locations can have a substantial effect on the market value of and revenues from real estate and on the ability of borrowers to repay loans secured by properties in such a location. Value and revenues can be affected by national and local economic conditions and other factors that are beyond the control of the Company.

         INSURANCE MAY NOT COVER ALL REAL ESTATE LOSSES. The Company maintains comprehensive insurance coverage on its real estate, including coverage against events of a catastrophic nature, such as earthquakes, hurricanes and other natural disasters. There can be no assurance that insurance against such events will continue to be obtainable on terms that are acceptable to the Company or at all. Moreover, changes in building codes and ordinances, environmental considerations and other factors also might make it not feasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected distressed real property.

REAL PROPERTIES WITH ENVIRONMENTAL PROBLEMS WILL INCREASE COSTS AND MAY CREATE LIABILITY FOR THE COMPANY

         Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of a real property, and the revenue therefrom. Although the Company believes that its pre-acquisition due diligence identified all material environmental concerns which relate to its current investments in real estate and accurately assessed the costs and liabilities to be concurred by it in this regard, there can be no assurance that such investments will not involve unknown material environmental concerns or material unanticipated environmental costs in the future.

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         The Company also evaluates the potential for significant environmental problems prior to acquiring or originating a loan because there is a risk for any mortgage loan, particularly a multifamily residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. Through foreclosure, the Company could become the owner of the real estate that secured its loan and might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced, and as a result, the Company may suffer a loss upon collection of the loan.

GREATER  RISKS  OF  LOSS  FROM  COMMERCIAL  AND  MULTIFAMILY   CONSTRUCTION  AND
RENOVATION LENDING ACTIVITIES

         The Company's investments include loans for the construction or renovation of commercial and multifamily real estate, including a mezzanine loan which is subordinate to the first lien on the property which secures the loan. Multifamily and commercial real estate lending, particularly construction and renovation lending, is generally considered to involve a higher degree of risk than single-family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful completion or operation of the project for repayment, difficulties in estimating construction and renovation costs and loan terms that often require little or no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Furthermore, mezzanine loans, which are subordinate to a senior loan or loans, and construction loans generally have higher loan-to-value ratios than conventional loans. Although the Company's borrowers generally have an equity investment of 10% to 15% of total project costs, such equity may not be sufficient to protect the Company's investment in these higher-yielding loans.

GREATER RISKS OF LOSS FROM DISTRESSED MORTGAGE LOANS

          Nonperforming and subperforming mortgage loans may presently be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly-originated, high-quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion.

ALLOWANCES FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER LOSSES

         At December 31, 1999, the Company had established a $1.2 million allowance for loan losses on its commercial and multifamily loan portfolio its single-family residential and its match funded loan portfolio. Although the Company believes that these actions were adequate at such date and in accordance with generally accepted accounting principles, future additions to allowances for loan losses may be necessary due to changes in economic conditions, increases in loans and the performance of the Company's loan portfolios. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations.

POTENTIAL ADVERSE EFFECTS OF CHANGES IN INTEREST RATES

         The Company's operations are significantly affected by current interest rates, which are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Changes in the general level of interest rates will affect the Company's net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities, by affecting the spread between the Company's

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interest-earning assets and interest-bearing liabilities. The Company uses short-term, floating-rate borrowings such as repurchase agreements and lines of credit to acquire long-term interest-earning assets such as mortgage loans and subordinate and residual interests in mortgage-related securities, some of which will have a fixed rate of interest and/or longer effective maturities than the related borrowings and thus may expose the Company to a maturity mismatch. As a consequence, in an increasing interest rate environment the Company's borrowing costs could exceed the income earned on the Company's interest-earning assets acquired with borrowed funds, thereby reducing the Company's net interest income and ability to make payments on its indebtedness.

         Changes in the level of interest rates also affect the value and average life of the Company's mortgage-related securities, which are substantially affected by prepayment rates on the underlying mortgage loans, and other interest-earning assets and the Company's ability to realize gains from the sale of such assets. In periods of declining mortgage interest rates, prepayments on mortgage-related securities generally increase. If general interest rates also decline, the amounts available for reinvestment by the Company during such periods are likely to be reinvested at lower interest rates than the Company was earning on the securities that were prepaid. Mortgage-related securities, particularly residual interests, may decrease in value as a result of increases in interest rates and may benefit less than other fixed-income securities from declining interest rates because of the risk of prepayment. If general interest rates increase, the credit risk associated with subordinate and residual interests could be increased if borrowers with adjustable or floating-rate loans are unable to meet increased debt service requirements and default on the underlying mortgages. By reducing the likelihood of loan prepayments, increases in interest rates also could extend the weighted average maturity of a security, which could adversely affect the Company to the extent that the cost of the borrowings incurred by the Company to fund the security are increasing faster than the yield on the security is increasing, if at all. In general, changes in both prepayment rates and interest rates will change the total return on mortgage-related securities, which will in turn affect the Company's ability to make payments on its indebtedness, including the Notes.

         Changes in interest rates also affect the costs of financing the acquisition of real estate and thus the value of real estate, as well as the Company's ability to originate and acquire loans, although it is not looking to do so at this time. Changes in interest rates also may affect the Company's ability to incur additional indebtedness or raise capital on acceptable terms.

POTENTIAL ADVERSE EFFECTS OF HEDGING STRATEGIES

         The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of interest rates on its operations. Among the risks inherent with respect to the purchase and/or sale of such derivative instruments are (i) interest rate risk, which consists of the risks relating to fluctuating interest rates; (ii) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge costs; (iii) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; (iv) prepayment risk, which consists of reinvestment risk to the extent the Company is not able to reinvest repayments, if any, at a yield which is comparable to the yield being generated on the particular security; (v) liquidity risk, which consists of the risk that the Company may not be able to sell a particular security at a particular price;
(vi) legal enforceability risk, which consists of the risks related to Company's ability to enforce the terms of a particular instrument or to obtain or collect upon a legal judgment in the United States in the event that the counterparty to the transaction is a foreign entity or the underlying collateral is located in a foreign jurisdiction; and (vii) volatility risk, which consists of the risk that actual volatility (i.e., the degree of uncertainty relating to the price of the underlying asset) differs from the historical volatility or "implied" volatility of the instrument.

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FOREIGN  INVESTMENTS  SUBJECT TO CURRENCY  CONVERSION  RISKS AND  UNCERTAINTY OF
FOREIGN LAWS

         The Company currently has investments in real estate and mortgage-related securities backed by real estate located outside the United States. Foreign investments are subject to most of the same risks faced by the Company's domestic operations, as well as risks customarily associated with United States corporations conducting foreign activities. These risks include fluctuations in foreign exchange rates and controls (which the Company attempts to mitigate with currency hedging agreements as available and economical), expropriation, nationalization and other economic, tax and regulatory policies of foreign governments and policies of the United States affecting foreign investments.

THE COMPANY IS SUBJECT TO INTENSE COMPETITION

         The Company's competition varies by business line and geographic market. In many cases, the acquisition of mortgage-related securities, real estate and commercial and multi-family loans is based on competitive bidding, which involves the risk that the Company may bid too low (which generates no business) or too high (which could result in an acquisition at an economically unattractive price). Many of the Company's competitors are larger and have greater financial resources than the Company, and thus may be better able than the Company to pursue business opportunities or to survive periods of industry consolidation.

INVESTMENT POLICIES OF THE COMPANY MAY BE CHANGED

         The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by the Board of Directors. These policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest, provided that such changes are consistent with applicable requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of its outstanding securities.

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DEPENDENCE OF THE COMPANY UPON EXTERNAL MANAGEMENT

         The Company is managed by the Manager, subject to the supervision of the Board of Directors of the Company. Thus, the Company is dependent on the services of the Manager and its officers and employees for the success of the Company. Moreover, the Manager's personnel are employees of the Bank, and accordingly, the Company's success depends in part on the continuing ability of OCN to hire and retain knowledgeable personnel. This ability may be affected, in turn, by OCN's continued financial health. Finally, the Company is subject to the risk that the Manager will terminate the Management Agreement and that no suitable replacement can be found to manage the Company.

         The Manager is a wholly-owned subsidiary of OCN, a registered savings and loan holding company that conducts substantial operations through the Bank, a federally-chartered savings bank. Both OCN and the Bank are subject to extensive government supervision and regulation, which is intended primarily for the protection of depositors. In addition, each of OCN and the Bank is subject to changes in federal and state laws, including changes in tax laws that could materially affect the real estate industry, as well as changes in regulations, governmental policies and accounting principles. Such changes may increase OCN's and the Bank's costs of doing business and assist their competitors. Any such added burdens may adversely affect the Manager's ability to carry out its management functions and/or the Bank's ability to provide mortgage loan servicing for the Company, as well as affect the ability of the Manager and its affiliates to enter into other arrangements with the Company.

MANAGER ENTITLED TO BROAD INDEMNIFICATION FROM THE COMPANY

         Pursuant to the Management Agreement between the Company and the Manager, the Company is obligated to indemnify the Manager and its directors and officers from any action or claim that they are accountable or liable for the debts or obligations of the Company. In addition, the Company is required to indemnify the Manager and its directors and officers for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. There can be no assurance that these requirements will not adversely affect the Company's operations in the future.

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE COMPANY AND ITS AFFILIATES COULD BE DISADVANTAGEOUS TO THE COMPANY

         The Company is subject to the following potential conflicts of interest arising from its relationship with the Manager and its affiliates:

                  (i) Pursuant to the Management Agreement, the Manager renders management services to the Company for a management fee based on average invested assets, which also benefits the Manager as the asset size of the Company increases, regardless of the performance of the Company's assets. In addition, the incentive portion of the management fee, which is based on the Company's FFO, as adjusted, may create an incentive for the Manager to recommend investments that have greater income potential but are generally more speculative than if the management fee did not include a performance component.

                  (ii) Although the Manager has granted to the Company the first option to acquire underperforming real estate and subordinate and residual interests backed by loans which were not formerly owned by the Manager and its affiliates, OCN, the Bank and other affiliates of the Manager invest in other assets that the Company invests in, including a wide variety of mortgage-related securities and single-family, multifamily and commercial real estate loans, including subperforming and nonperforming loans. The Manager and its affiliates have no obligation to make investment opportunities available to the Company, and as a result, the Company's ability to invest in certain real estate related assets may be limited to the extent that such assets are attractive to OCN or one of its affiliates.

                  (iii) Because they share certain investment strategies, from time to time the Company has acquired assets from OCN, the Bank and other affiliates of the Manager, co-participated in investment transactions with these entities or persons and sold assets to the same.

         The Board of Directors of the Company established general guidelines for the Company's investments, borrowings and operations and potential conflicts of interest (the "Guidelines").

         The Management Agreement and the Guidelines do not limit or restrict the right of the Manager or any of its directors, officers, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of or rendering advice to others purchasing real estate assets that meet the Company's policies and criteria.